Sunterra Purchases Premier Oceanfront Property in Cabo San Lucas

LAS VEGAS, NV -- 12/06/2005 -- Sunterra Corporation (NASDAQ: SNRR) announced today that it has acquired the Misiones del Cabo Hotel and Resort property in Cabo San Lucas, Mexico. The property offers stunning views of both the Sea of Cortez and the city of Cabo San Lucas. Existing on-site amenities include pools with swim-up bars, whirlpool spas, tennis courts, a poolside bar and grill and two distinctive and secluded beaches. The resort is a short drive from Los Cabos International Airport, is less than three miles from downtown Cabo San Lucas, and is located near two world-class golf courses.

Sunterra's site plan for the vacation ownership resort calls for three building phases, with an estimated retail value of approximately $200 million at full build out. The first two phases, which will comprise approximately one-third of the total units, are expected to be complete in 2006. The units in the third and final phase will have dramatic oceanfront views of Cabo San Lucas and the famous arch at "Lands End."

Nick Benson, President and Chief Executive Officer of Sunterra, said, "This upscale location is a valuable addition to Sunterra's core western U.S. locations in Hawaii, California and Arizona. The largest concentration of U.S. Club Sunterra members is in the western states, and Cabo San Lucas is an extremely popular destination for them. We are delighted to permanently secure another outstanding resort for Club Sunterra."

The total cost of the project at full build out will be approximately $50 million, which includes initial consideration of nearly $11 million for oceanfront land, the related resort hospitality management contract, and construction deposits. This purchase will provide replacement vacation interest inventory to support sales in the region and adds an attractive vacation resort destination for members who currently utilize Sunterra's existing southwest, California and Hawaii resorts. It will eventually represent another distribution point for Club Sunterra as well.

ABOUT SUNTERRA

Sunterra is one of the world's largest vacation ownership companies with more than 300,000 owner member families and nearly a hundred branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

Statements about future results, and construction completion dates made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The company cautions that these statements are not guarantees of future performance, and involve risks, uncertainties, and other factors that may cause results to differ materially from those anticipated at the time such statements are made, including risks associated with making financial forecasts and estimates. Many of these risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including Sunterra's most recent report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Bryan Coy
702-304-7005
investorrelations@sunterra.com